Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this post-effective amendment No. 1 to the Registration Statement of The Singing Machine Company, Inc. on Form S-3 to be filed on or about September 16, 2022 of our report dated July 14, 2022, on our audits of the consolidated financial statements as of March 31, 2022 and 2021 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed July 14, 2022. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
September 16, 2022